UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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ArvinMeritor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to
Shareowners
Notice of 2006
Annual Meeting
and
Proxy Statement

December 16, 2005

Dear Shareowner:

You are cordially invited to attend the 2006 annual meeting of shareowners of ArvinMeritor, Inc.

The meeting will be held at ArvinMeritor’s World Headquarters in Troy, Michigan, on Tuesday, January 31, 2006, at 2 p.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please mark the box on your proxy card or indicate your intention to attend when voting by telephone or Internet.

We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Charles G. McClure, Jr.
Chairman of the Board, Chief Executive Officer
and President

ARVINMERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

Notice of 2006 Annual Meeting of Shareowners

To the Shareowners of ARVINMERITOR, INC.:

Notice is Hereby Given that the 2006 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the “Company”) will be held at the Company’s World Headquarters at 2135 West Maple Road, Troy, Michigan 48084, on Tuesday, January 31, 2006, at 2 p.m. (Eastern Standard Time) for the following purposes:

1.	(a) to elect four members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2009;
(b) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2007;

2.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

3.	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on November 25, 2005 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Bonnie Wilkinson
Secretary

December 16, 2005

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

PROXY STATEMENT

The 2006 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the “Company” or “ArvinMeritor”) will be held on January 31, 2006, for the purposes set forth in the accompanying Notice of 2006 Annual Meeting of Shareowners. The Board of Directors of ArvinMeritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. We are first sending this statement and the proxy to shareowners on or about December 16, 2005.

Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; (c) voting via the Internet; or (d) attending the meeting and voting in person. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your ArvinMeritor shares.

Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

Only shareowners of record at the close of business on November 25, 2005 are entitled to receive notice of, and to vote at, the meeting. On November 25, 2005, we had outstanding 70,319,888 shares of Common Stock, par value $1 per share, of ArvinMeritor (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

As of November 25, 2005, T. Rowe Price Trust Company, as directed trustee under the ArvinMeritor savings plans for its participating employees, owned the following shares of Common Stock:

Name and address	Number of Shares	Percent of Outstanding Common Stock
T. Rowe Price Trust Company 4555 Painters Mill Road Owings Mills, MD 21117	3,526,712	5.02%

Fidelity Management Trust Company, as trustee under the savings plans for participating employees of Rockwell Automation, Inc. (formerly Rockwell International Corporation, and referred to in this proxy statement as “Rockwell”), also owned shares of Common Stock as of November 25, 2005.

If you are a participant in any of these plans, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell plans will not be voted, and shares held in the ArvinMeritor plans will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of ArvinMeritor Common Stock as of December 31, 2004. This information is based on Schedules 13G and 13G/A that were filed with the Securities and Exchange Commission (“SEC”) on February 14, 2005.

Name and address	Number of Shares	Percent of Outstanding Common Stock
FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Low Priced Stock Fund 82 Devonshire Street, Boston, MA 02109	6,933,300	9.931%
AXA, AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle 1290 Avenue of the Americas, New York, NY 10104	3,829,035	5.5%

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting held three years later. The Company’s Board of Directors currently consists of fourteen members.

Four directors are standing for re-election at the 2006 Annual Meeting as Class III directors, for terms expiring at the Annual Meeting in 2009. Richard W. Hanselman, a Class III director whose term will expire at the 2006 Annual Meeting, is standing for re-election as a Class I director for a term expiring at the Annual Meeting in 2007. The four other directors in Class I and the five directors in Class II are serving terms expiring at the Annual Meeting of Shareowners in 2007 and 2008, respectively.

Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class III — Nominees for Director with Terms Expiring in 2009 and Class I — Nominee for Director with a Term Expiring in 2007, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

The following information, as reported to us as of the date of this proxy statement, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director of ArvinMeritor and its predecessors, Meritor Automotive, Inc. (“Meritor”) and Arvin Industries, Inc. (“Arvin”), which merged into ArvinMeritor on July 7, 2000 (the “merger”); position, if any, with ArvinMeritor; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS III — NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2009

JOSEPH B. ANDERSON, JR.

Chairman of the Board and Chief Executive Officer, TAG Holdings LLC (Automotive Components)

Age 62	Mr. Anderson, a director since July 2000 and a director of Meritor from September 1997 until the merger, is a member of the Corporate Governance and Nominating Committee and the Environmental and Social Responsibility Committee. He has served as Chairman of the Board and Chief Executive Officer of TAG Holdings LLC since 2003, and of its subsidiaries, Vibration Control Technologies, LLC since 2002; A&D Technologies, LLC and North American Assemblies, LLC since 2003; and Great Lakes Assemblies, LLC and JIC Electric, LLC since 2005. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation, Rite Aid Corporation and Sierra Pacific Resources and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

DAVID W. DEVONSHIRE

Executive Vice President and Chief Financial Officer, Motorola, Inc. (Communications Technologies and Electronics Products)

Age 60	Mr. Devonshire, a director since July 2004, is a member of the Audit Committee. He has been Executive Vice President and Chief Financial Officer of Motorola, Inc. since 2002. He had previously served as Executive Vice President and Chief Financial Officer for Ingersoll-Rand Company (industrial components) from 1998 to 2002; Senior Vice President and Chief Financial Officer for Owens Corning (building materials and fiberglass components) from 1993 to 1998; Corporate Vice President of Finance for Honeywell (diversified manufacturing and technology) from 1992 to 1993; and Corporate Vice President and Controller for Honeywell from 1990 to 1992. Prior to that, Mr. Devonshire served in financial positions with Mead Corporation (forest products), Baxter International, Inc. (medical devices and biotechnology) and KPMG (public accounting), where he began his career in 1968. Mr. Devonshire serves on the board of Roper Industries and the advisory board of CFO Magazine and is a member of the Board of Trustees of the John G. Shedd Aquarium of Chicago.

VICTORIA B. JACKSON

President, Victoria Bellé, Inc. (Design, Manufacturing and Marketing of Specialty Retail Products)

Age 50	Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the merger, is a member of the Audit Committee. She currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a member of various business, educational and civic organizations.

JAMES E. MARLEY

Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 70	Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the merger, is Chairman of the Compensation and Management Development Committee and a member of the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He served AMP as President and Chief Operating Officer from 1990 to 1992, as President from 1986 to 1990, and in a variety of engineering and executive positions from 1963, when he joined AMP, until 1986. He is also a director of Armstrong Holdings, Inc. and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

CLASS I — NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2007

RICHARD W. HANSELMAN

Chairman of the Board of Forward Air Corporation (Freight Transportation) and Former Chairman of the Board, Health Net, Inc. (Managed Care Provider)

Age 78	Mr. Hanselman, a director since July 2000 and a director of Arvin from 1983 until the merger, is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He has served as Chairman of the Board of Forward Air Corporation since 2005. He was Chairman of the Board of Health Net, Inc. (including its predecessor, Foundation Health Corporation) from 1999 until December 2003, and he served as a director until May 2005. Earlier, Mr. Hanselman joined Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as

Chairman of the Board until 1986. Mr. Hanselman is also an Honorary Trustee of the Committee for Economic Development.

The Board recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS I — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2007

RHONDA L. BROOKS

President, R. Brooks Advisors, Inc. (Business Consultant)

Age 53	Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the merger, is Chairman of the Environmental and Social Responsibility Committee. She is currently the President of R. Brooks Advisors, Inc., a consultant for start-up firms and an advisor for a private equity company. She served Owens Corning (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President — Oral Care and New Product Strategies, and Vice President — Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Central Vermont Public Service Corporation and Starfire Systems, Inc.

IVOR J. EVANS

Retired Vice Chairman, Union Pacific Corporation (Rail Transportation)

Age 63	Mr. Evans has been a director since May 2005. He served as Vice Chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 20 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron, Cooper Industries and Suntron Corporation and an operating partner of Thayer Capital Partners.

CHARLES G. McCLURE, JR.

Chairman of the Board, Chief Executive Officer and President of ArvinMeritor

Age 52	Mr. McClure has been a director since August 2004 when he was elected to his current position. Prior to joining the Company, he served Federal-Mogul Corporation (automotive supplier) as Chief Executive Officer and a member of the Board of Directors from July 2003 to July 2004, and as President and Chief Operating Officer and a member of the Board of Directors from January 2001 to July 2003. He served Detroit Diesel Corporation (designer and manufacturer of diesel engines) as President, Chief Executive Officer and a member of the Board of Directors from 1997 to December 2000, and held a number of management positions with Johnson Controls, Inc. (automotive supplier) from 1983 to 1997, including President of the Americas Region; Vice President and Managing Director of European Operations; and Vice President and General Manager of Joint Ventures. From 1983 to 1985, Mr. McClure was employed at Hoover Universal (which was acquired by Johnson Controls in 1985) as Operations Director of Material Handling Products. Before that, he spent four years at Ford Motor Company (automotive) as a heavy-duty truck sales engineer and field service engineer. He served as a lieutenant (jg) on a U.S. Navy destroyer from 1975 to 1979. Mr. McClure is a director of R. L. Polk & Company and serves on the boards of various business and civic organizations.

WILLIAM R. NEWLIN

Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (Sporting Goods)

Age 65	Mr. Newlin, a director since July 2003, is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He has been Executive Vice

President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. since October 2003. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (law firm) from 1980 to October 2003. Mr. Newlin is the lead director of Kennametal Inc. and a director of Calgon Carbon Corporation.

CLASS II — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2008

JOSEPH P. FLANNERY

Chairman of the Board, President and Chief Executive Officer, Uniroyal Holding, Inc. (Holding Company)

Age 73	Mr. Flannery, a director since July 2000 and a director of Arvin from 1991 until the merger, is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation and Management Development Committee. He is the Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc., positions he has held since 1987. Mr. Flannery is a director of The Scotts Company.

WILLIAM D. GEORGE, JR.

Retired President and Chief Executive Officer, S.C. Johnson Wax (Chemical Specialty Products)

Age 73	Mr. George, a director since July 2000 and a director of Arvin from 1994 until the merger, is Chairman of the Audit Committee and a member of the Environmental and Social Responsibility Committee. He served as President and Chief Executive Officer of S.C. Johnson Wax from 1993 until his retirement in 1997. He served in a variety of positions with S.C. Johnson Wax beginning in 1981, including Executive Vice President and Chief Operating Officer, Worldwide Consumer Products from 1988 to 1990, and President, Worldwide Consumer Products from 1990 to 1993. He is a Trustee Emeritus of Carthage College.

CHARLES H. HARFF

Retired Senior Vice President, General Counsel and Secretary of Rockwell (Electronic Controls and Communications)

Age 76	Mr. Harff, a director since July 2000 and a director of Meritor from May 1997 until the merger, is a member of the Audit Committee and the Compensation and Management Development Committee. Mr. Harff served Rockwell as Senior Vice President, General Counsel and Secretary from June 1984, when he joined the company, until November 1994. He served as Senior Vice President and Special Counsel of Rockwell from November 1994 to February 1996, and he served as a consultant to Rockwell from February 1996 to July 2001. He is a retired president and director of the Fulbright Association and a director of several charitable and civic organizations.

STEVEN G. ROTHMEIER

Chairman and Chief Executive Officer, Great Northern Capital (Investment Management Firm)

Age 59	Mr. Rothmeier, a director of ArvinMeritor since November 2004, is a member of the Corporate Governance and Nominating Committee. He is the Chairman and Chief Executive Officer of Great Northern Capital. He founded the St. Paul, Minnesota investment management firm in 1993, after serving as president of a Twin Cities venture capital and merchant banking firm from 1990 to 1993. Mr. Rothmeier began his career with Northwest Airlines, Inc. in 1973 as a corporate financial analyst and served in a number of positions of increasing leadership, including Director of Economic Planning in the Regulatory Proceedings Division; Vice President of Finance and Treasurer; Executive Vice President of Finance and Administration; Chief Financial Officer; and President and Chief Operating Officer. He was named Chairman and Chief Executive Officer of NWA, Inc. and the airline in 1985 and served in that position until 1989. He is a director of GenCorp, Inc., Precision Castparts, Inc. and Waste Management, Inc. He is also a Trustee of the University of Chicago and serves on the boards of a number of civic, business and charitable organizations.

ANDREW J. SCHINDLER

Chairman, Reynolds American (Holding Company)

Age 61	Mr. Schindler has been a director of ArvinMeritor since November 2004 and is a member of the Compensation and Management Development Committee. He has been Chairman of Reynolds American, the parent company of R. J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company and Lane

Limited (tobacco products), since it was established in July 2004, and has announced that he will retire from that position on December 31, 2005. He joined R.J. Reynolds Industries, Inc. in 1974 and after a series of positions of increasing responsibility, he was named Director of Manufacturing for Nabisco Foods Co. in 1987; Vice President of Personnel for R.J. Reynolds Tobacco in 1988; Senior Vice President, Operations for R.J. Reynolds Tobacco in 1989; Executive Vice President, Operations for R.J. Reynolds Tobacco in 1991; and President and Chief Executive Officer for R.J. Reynolds Tobacco in 1994. He served R. J. Reynolds Tobacco Holdings, Inc. as Chairman and Chief Executive Officer from 1999 to 2004. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He is a member of the Board of Trustees of Wake Forest University and the Board of Directors of Wake Forest University Health Sciences, and is a member of the boards of various civic and business organizations.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors manages or directs the management of the business of ArvinMeritor. In fiscal year 2005, the Board of Directors held five regularly scheduled meetings and three special meetings (held by teleconference). Each director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2005, except Mr. Evans, who attended one of four meetings, or 25%. (Mr. Evans was elected to the Board on May 31, 2005, and only two regularly scheduled meetings were held in the reminder of the fiscal year; he was absent from one of these meetings due to a death in the family. With respect to the special meetings, he was unable to attend, but did review the advance materials for one meeting and consult with the Chairman of the Board, Chief Executive Officer and President on his views on the subject matter prior to the meeting.) ArvinMeritor encourages each director to attend the Annual Meeting of Shareowners. Thirteen of the fifteen individuals who were then directors attended the 2005 Annual Meeting.

The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board has determined that Ms. Brooks, Ms. Jackson, and Messrs. Anderson, Devonshire, Evans, Flannery, George, Hanselman, Harff, Marley, Newlin, Rothmeier and Schindler have no material relationship with ArvinMeritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with ArvinMeritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.

The Board has established four standing committees the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.arvinmeritor.com, in the section headed “Investors — Corporate Governance,” and paper copies will be provided upon request to the Office of the Secretary, ArvinMeritor, Inc., 2135 West Maple Road, Troy, MI 48084.

Audit Committee. ArvinMeritor has a separately designated standing audit committee established in compliance with applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules of the New York Stock Exchange. The Audit Committee is currently composed of five non-employee directors, William D. George, Jr. (chairman), David W. Devonshire, Richard W. Hanselman, Charles H. Harff and Victoria B. Jackson, each of whom meets the criteria for independence and financial literacy specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that the Company has at least one “audit committee financial expert” (as defined by the SEC), David W. Devonshire, serving on the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with rules of the New York Stock Exchange. The Audit Committee held four regularly scheduled meetings and four special meetings (held by teleconference) in fiscal year 2005.

The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the independence, qualifications and performance of the Company’s internal audit function and independent accountants. The Audit Committee has sole authority to select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company and also has authority to:

•	approve and cause the Company to pay all audit engagement fees;

•	review the scope of and procedures used in audits and reviews of the Company’s financial statements by the independent public accountants;

•	review the Company’s annual and quarterly financial statements before their release;

•	oversee the resolution of any disagreements between the independent public accountants and management;

•	review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures;

•	review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence;

•	review the adequacy of the Company’s system of internal controls and recommendations of the independent public accountants with respect to internal controls;

•	review the internal audit charter, the scope of the annual internal audit plan, the results of internal audits and significant internal control issues;

•	consult with management as to the appointment and removal of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

•	review in advance the type and presentation of financial information and earnings guidance provided to analysts and rating agencies;

•	monitor compliance by employees with the Company’s standards of business conduct policies;

•	monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;

•	investigate matters brought to its attention within the scope of its duties;

•	engage outside consultants, independent counsel or other advisors;

•	establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;

•	establish the Company’s policies with respect to hiring former employees of the independent public accountants; and

•	review annually the Committee’s performance.

As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a Committee without members of management.

Compensation and Management Development Committee. The five members of the Compensation and Management Development Committee (the “Compensation Committee”), James E. Marley (chairman), Joseph P. Flannery, Charles H. Harff, William R. Newlin and Andrew J. Schindler, are non-employee directors who meet the criteria for independence specified in the listing standards of the New York Stock Exchange and are not eligible to participate in any of the plans or programs that are administered by the Committee. The Compensation Committee held five regularly scheduled meetings and one special meeting (held by teleconference) in fiscal year 2005. Under the terms of its charter, the Compensation Committee has the authority to:

•	review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;

•	fix salaries of all of the Company’s other officers and review the salary plan for other Company executives;

•	evaluate the performance of the Company’s senior executives and plans for management succession and development;

•	review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;

•	administer the Company’s incentive, deferred compensation, stock option and long-term incentives plans;

•	review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;

•	hire outside consultants and independent counsel; and

•	review annually the Committee’s performance.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of five non-employee directors, Joseph P. Flannery (chairman), Joseph B. Anderson, Jr., Richard W. Hanselman, William R. Newlin and Steven G. Rothmeier, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings and one special meeting in fiscal year 2005. Under the terms of its charter, this Committee has the authority to:

•	screen and recommend to the Board qualified candidates for election as directors of the Company;

•	periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees;

•	recommend to the Board and management a process for new Board member orientation;

•	periodically assess the performance of the Board;

•	consider matters of corporate governance and Board practices and recommend improvements to the Board;

•	review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;

•	review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

•	administer the Company’s Directors Stock Plan and review periodically outside directors’ compensation and make recommendations to the Board;

•	review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;

•	engage search firms and other consultants and independent counsel; and

•	review annually the Committee’s performance.

See “Nominating Procedures” below for further information on the nominating process.

Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee is composed of four non-employee directors, Rhonda L. Brooks (chairman), Joseph B. Anderson, Jr., William D. George, Jr. and James E. Marley. This Committee held two regularly scheduled meetings in fiscal year 2005. Under the terms of its charter, the Committee reviews and assesses the Company’s policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. The Committee also reviews its performance annually.

Special Committees. In fiscal year 2005, there were two active special committees of the Board of Directors.

•	The Oversight Committee, composed of four non-employee directors, Richard W. Hanselman (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks and Charles H. Harff, was formed to work with management on implementation of certain strategic initiatives. The Oversight Committee held five meetings in fiscal year 2005 and was dissolved by the Board in November 2005.

•	The Offering Committee, composed of Charles G. McClure and two non-employee directors, Charles H. Harff and Steven G. Rothmeier, was formed to approve, within stated parameters, the pricing and other terms of debt issuances that occur in the interim between Board meetings. The Offering Committee held two meetings during fiscal year 2005.

NOMINATING PROCEDURES

As described above, ArvinMeritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of five non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.arvinmeritor.com, in the section headed “Investors — Corporate Governance.”

The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience, and specialized expertise. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant shareowner, customer or supplier.

In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Committee is guided by the membership guidelines set forth above, and by the following basic selection criteria: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board, as reflected in results of the most recent peer review of individual director performance, are also considered.

The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2005, the Committee paid fees and expenses to a search firm to assist in locating Board candidates, including Messrs. Evans, Rothmeier and Schindler.

Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. No candidates for Board membership have been put forward by large long-term security holders or groups of security holders for election at the 2006 Annual Meeting.

COMPENSATION OF DIRECTORS

Only non-employee directors receive compensation for Board service. Directors who are also employees of ArvinMeritor or a subsidiary do not receive compensation for serving as directors.

Retainer Fees. Non-employee directors of ArvinMeritor receive a retainer at the rate of $45,000 per year for Board service. The Chairman of the Audit Committee receives an additional retainer of $10,000 per year, the Chairman of the Compensation Committee receives an additional retainer of $7,000 per year, and the Chairmen of the other two standing Board committees each receive an additional retainer of $3,000 per year. No additional retainer is paid for service as standing committee members. In fiscal year 2005, a retainer fee of $3,000 was paid to the Chairman, and $1,500 was paid to each member, of the Oversight Committee.

Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each Audit Committee meeting ($750 for each telephone meeting), and $1,000 for attendance at each meeting of other Board committees ($500 for each telephone meeting).

Equity-Based Awards. In fiscal year 2005, immediately after the Annual Meeting of Shareowners, each non-employee director received a grant of 4,500 restricted share units. The non-employee director elected to the Board during the period since the 2005 Annual Meeting received a pro rata portion of this grant. The grant to each non-employee director for fiscal year 2006 is also expected to consist of 4,500 restricted share units. Non-employee directors generally are entitled to receive dividend equivalents with respect to restricted share units.

Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares of Common Stock or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of the Common Stock on the New York Stock Exchange — Composite Transactions reporting system on the date each fee payment would otherwise be made in cash.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On October 1, 2001, Federal-Mogul Corporation filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware, and filed for administration in the courts of the United Kingdom. Federal-Mogul stated that the purpose of its reorganization would be to separate its asbestos-related liabilities from its operating businesses. Charles G. McClure, Jr., Chairman of the Board, Chief Executive Officer and President and a director of the Company, was Chief Executive Officer of Federal-Mogul from July 2003 to July 2004, and President and Chief Operating Officer from January 2001 to July 2003.

CORPORATE GOVERNANCE AT ARVINMERITOR

ArvinMeritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to ArvinMeritor’s shareowners. Our corporate governance guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Guidelines on Corporate Governance are posted on our website, www.arvinmeritor.com, in the section headed “Investors — Corporate Governance,” and paper copies will be provided upon request to the Office of the Secretary, ArvinMeritor, Inc., 2135 West Maple Road, Troy, MI 48084. Our policies and practices are summarized below.

Board Independence

•	Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing requirements of the New York Stock Exchange.

•	The Corporate Governance and Nominating Committee reviews the independence of each director annually.

•	Only independent directors serve on the Board’s standing committees.

Board Composition

•	Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see Nominating Procedures above for information on Board selection criteria).

•	Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

•	Committee chairmanships are normally rotated at least once every four years, with the chair of one standing committee changing each year. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances.

•	The Board has established term limits that provide that each director shall serve no more than 12 consecutive years, beginning the later of his initial election to the Board or the date of adoption of the provision (November 12, 2003). The Board, by affirmative vote of at least 2/3 of the directors, may make exceptions to this provision in appropriate cases.

•	Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively.

•	The Guidelines on Corporate Governance establish the following expectations regarding director tenure:

•	Non-employee directors are required to offer not to stand for re-election if they are age 70 at the time of re-election or will reach age 70 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

•	Directors whose job responsibilities change significantly during their Board service are required to offer to resign or not to stand for re-election. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

•	When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.

Key Responsibilities of the Board

•	The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually.

•	The non-management directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee.

•	Management development and succession plans are reviewed annually, including CEO succession plans.

Board and Committee Meetings

•	Board and committee agenda are developed through discussions with management and Board members, and are focused on business performance and strategic issues, leadership, and recent developments.

•	Presentation materials are generally sent to Board and committee members for review in advance of each meeting.

•	Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses issues when appropriate.

•	Non-management directors meet in private executive sessions at the end of each regular Board meeting. The chair of each of the four standing committees, on a rotating basis, chairs these meetings.

•	Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters.

•	Information and data important to understanding of the business, including financial and operating information, are distributed regularly to the Board.

Board Performance and Operations

•	The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

•	Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees.

•	The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors.

•	To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. These assessments are made of either the Board as a whole or each individual director. Results are shared with the Board, and action plans are formulated to address any areas for improvement.

Director Education

•	Each new director is provided a program of orientation to the Company’s business, which includes discussions with each business and functional head, background materials on the Company’s financial condition and business, and a facility tour.

•	The continuing education process for Board members includes extensive informational materials, meetings with key management and visits to Company facilities.

•	Meeting agenda regularly include discussions of business environment, outlook, performance and action plans for the various business segments.

•	Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship, and other topics of interest.

•	Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.

•	In each fiscal year, at least one director is required to attend a director education seminar accredited by Institutional Shareholder Services. In fiscal year 2005, six directors attended such accredited seminars.

Alignment with Shareowner Interests

•	A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer and meeting fees in the form of restricted shares of Common Stock or restricted share units.

•	The Board has adopted stock ownership guidelines that require each non-employee director to own Common Stock with a market value equal to at least five times the annual cash retainer, effective on the later of five years after the director’s initial election to the Board or November 12, 2006 (the date that is three years after adoption of the guidelines).

•	The Compensation Committee and the Board oversee employee compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines. (See Compensation Committee Report on Executive Compensation below.)

•	Senior management meets regularly with major institutional investors and shareowners and reports to the Board on analyst and shareowner views of the Company.

CODE OF ETHICS

All ArvinMeritor employees, including our chief executive officer, chief financial officer, controller and other executive officers, are required to comply with our corporate policies regarding Standards of Business Conduct and Conflicts of Interest. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our Helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors directly on these issues. See Communications with the Board of Directors below.

ArvinMeritor’s ethics manual, including the text of the policies on Standards of Business Conduct and Conflicts of Interest, is posted in the section headed “Investors — Corporate Governance” on our website (www.arvinmeritor.com). We will also post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

The following table shows the beneficial ownership, reported to us as of October 31, 2005, of ArvinMeritor Common Stock of (a) each director, (b) each executive officer listed in the table under Executive Compensation — Summary Compensation Table below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding ArvinMeritor Common Stock.

Beneficial Ownership as of October 31, 2005

	Common Stock
Name	Shares (1)(2)		Percent of Class (3)
Joseph B. Anderson, Jr.	14,625	(4)(5)	*
Rhonda L. Brooks	16,250	(5)(6)	*
David W. Devonshire	0	(5)	*
Ivor J. Evans	0	(5)	*
Joseph P. Flannery	18,874	(5)	*
William D. George, Jr.	20,000	(4)(5)	*
Richard W. Hanselman	19,500	(5)	*
Charles H. Harff	37,047	(5)(7)	*
Victoria B. Jackson	16,250	(4)(5)	*
James E. Marley	26,032	(4)(5)	*
William R. Newlin	16,736	(4)(5)(8)(9)	*
Steven G. Rothmeier	3,000	(5)	*
Andrew J. Schindler	0	(5)	*
Charles G. McClure, Jr.	180,156	(4)(10)(11)	.26%
Thomas A. Gosnell	201,289	(4)(10)(11)	.29
Juan L. De La Riva	182,877	(4)(10)(11)	.26
James D. Donlon, III	55,920	(4)(10)	*
Vernon G. Baker, II	223,038	(4)(10)(11)	.32
All of the above and other executive officers as a group (25 persons)	1,607,959	(4)(5)(9)(10)(11)	2.26%

*	Less than 0.1%

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 10,437 shares for Mr. Anderson; 11,938 shares for each of Ms. Brooks and Ms. Jackson; 0 shares for each of Messrs. Devonshire, Evans, Rothmeier and Schindler; 13,250 shares for each of Messrs. Flannery, George and Hanselman; 15,875 shares for Mr. Harff; 12,500 shares for Mr. Marley; 1,500 shares for Mr. Newlin; 33,333; 135,000 115,333; 0; and 143,000 shares for Messrs. McClure, Gosnell, De La Riva, Donlon and Baker, respectively; and 919,220 shares for all directors and executive officers as a group.

(3)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)	Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the Company’s long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

(5)	Does not include the following restricted share units granted under the Directors Stock Plan and held as of October 31, 2005: 6,900 units for each of Ms. Brooks, Ms. Jackson, and Messrs. Anderson, Flannery, George, Hanselman, Harff, and Marley; 6,934 units for Mr. Devonshire; 3,375 units for Mr. Evans; 9,054 units for

Mr. Newlin; 5,100 units for each of Messrs. Rothmeier and Schindler; and 84,763 units for all directors and executive officers as a group.

(6)	Includes 4,312 shares held as trustee of a revocable trust.

(7)	Includes 2,332 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 18,840 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

(8)	Includes 6,860 shares held by a trust of which Mr. Newlin’s spouse is beneficiary.

(9)	Includes shares held jointly with or held by a spouse.

(10)	Includes shares beneficially owned under the Company’s Savings Plans and the Company’s Deferred Compensation Plan. Does not include the following share equivalents held under the Company’s supplemental savings plan on October 31, 2005: 0; 17,044; 8,878; 0; and 16,950 shares for Messrs. McClure, Gosnell, De La Riva, Donlon and Baker, respectively, and 62,915 shares for all directors and executive officers as a group.

(11)	On November 22, 2005, a portion of a 2002 grant of restricted shares to the Company’s officers was forfeited due to failure to satisfy certain performance-based conditions to vesting. Additional shares were sold to cover withholding taxes on the portion of the grant that vested. These forfeitures and sales reduced stock ownership by the following numbers of shares: 7,126 for Mr. McClure; 12,286 for Mr. Gosnell; 5,069 for Mr. De La Riva; 7,406 for Mr. Baker; and 61,183 for the directors and executive officers as a group.

EXECUTIVE COMPENSATION

The information shown below reflects the annual and long-term compensation, from all sources, of our chief executive officer and the other four most highly compensated executive officers of the Company for the fiscal year ended September 30, 2005 (the “Named Executive Officers”). The compensation reported below is for services rendered in all capacities to ArvinMeritor and its subsidiaries.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards			Payouts
Name and Principal Position With the Company (1)	Year		Salary	Bonus	Other Annual Compen- sation (3)	Restricted Stock Awards ($) (4)		Stock Underlying Options (# of Shares)	Long-term Incentive Payments (10)	All Other Compensa- tion (11)
Charles G. McClure, Jr.	2005		$1,000,000	$883,560	$35,343	$0		0	$119,800	$109,450
Chairman of the Board,	2004	(2)	144,231	0	0	2,772,000	(5)	100,000	0	0
Chief Executive Officer
and President

Thomas A. Gosnell	2005		500,000	300,112	49,322	0		0	177,903	43,493
Senior Vice President	2004		425,000	516,521	18,336	547,400	(6)	45,000	418,473	19,125
and President, Commercial	2003		374,583	0	75,234	352,360	(7)	45,000	0	34,601
Vehicle Systems

Juan L. De La Riva	2005		500,000	272,480	17,810	0		0	88,952	38,163
Senior Vice President	2004		438,950	459,327	18,054	595,000	(6)	50,000	209,237	19,922
and President, Light	2003		301,250	0	52,492	168,520	(7)	23,000	0	25,256
Vehicle Systems

James D. Donlon, III.	2005	(2)	300,000	344,588	0	755,150	(8)	0	0	13,500
Senior Vice President and
Chief Financial Officer

Vernon G. Baker, II.	2005		372,500	199,243	25,776	705,375	(9)	0	118,602	31,662
Senior Vice President	2004		348,333	331,094	11,248	357,000	(6)	30,000	278,982	15,675
and General Counsel	2003		315,000	0	66,702	229,800	(7)	30,000	0	28,570

(1)	The table reflects the positions held with ArvinMeritor at September 30, 2005. Mr. De La Riva previously served as Senior Vice President, Corporate Development & Strategy, Engineering and Procurement (October 2001–August 2003).

(2)	Mr. McClure was elected to the listed position effective August 9, 2004. Mr. Donlon was elected to the listed position effective April 1, 2005.

(3)	This column includes (a) amounts reimbursed to the Named Executive Officers for the payment of income taxes on the value of perquisites; and (b) the following perquisites for fiscal year 2003: Mr. Gosnell — use of company automobile, $11,922; club dues, $8,415; reimbursement for cost of financial services, $5,850; benefit related to lease car purchase, $16,435; and premium on group excess liability insurance coverage, $1,090; Mr. De La Riva — use of company automobile, $9,036; club dues, $7,670; reimbursement for cost of financial services, $1,238; benefit related to lease car purchase, $13,082; and premium on group excess liability insurance coverage, $1,090; and Mr. Baker — use of company automobile, $9,951; club dues, $7,066; reimbursement for cost of financial services, $11,208; benefit related to lease car purchase, $9,471; and premium on group excess liability insurance coverage, $1,090. Except as disclosed in (b), perquisites for the Named Executive Officers in each fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus.

(4)	The Named Executive Officers held the following aggregate numbers of restricted shares of Common Stock at September 30, 2005, with an aggregate value (based on the closing price of ArvinMeritor Common Stock, $16.72 per share, on the New York Stock Exchange — Composite Transactions reporting system on September 30, 2005) as follows: Mr. McClure — 128,390 shares, $2,146,681; Mr. Gosnell — 48,416 shares, $809,516; Mr. De La Riva — 39,431 shares, $659,286; Mr. Donlon — 55,607 shares, $929,749; and Mr. Baker — 69,289 shares, $1,158,512. Cash dividends are paid on the restricted shares granted to the Named Executive

Officers in fiscal years 2005, 2004 and 2003 and, prior to vesting, these dividends are reinvested in additional restricted shares of Common Stock. These amounts include the following numbers of restricted shares that subsequently vested or were forfeited on November 22, 2005 (see footnote (7): Mr. McClure — 15,407 shares; Mr. Gosnell — 24,556 shares; Mr. De La Riva — 11,744 shares; and Mr. Baker — 16,014 shares.

(5)	Restricted shares of Common Stock were granted to Mr. McClure on August 9, 2004. The amount in the table is based on the number of shares granted (150,000) multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange — Composite Transactions reporting system on the date of grant ($18.48 per share). 100,000 of these shares are service-based: 25,000 shares vested on August 9, 2005, and the remainder will vest upon Mr. McClure’s remaining in his current position through August 9, 2006 (25,000 shares) and 2007 (50,000 shares). The balance of the shares are performance-based and represent two pro rata awards of 35,000 and 15,000 shares that correspond to the grants described in footnotes (6) and (7), respectively, below. A portion of the 15,000 share grant vested and the remainder of the grant was forfeited on November 22, 2005 (see footnote (7).

(6)	Performance-based restricted shares of Common Stock were granted to the Named Executive Officers (except Messrs. McClure and Donlon) on January 2, 2004. The amount in the table is based on the number of shares granted multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange — Composite Transactions reporting system on the date of grant ($23.80 per share). The portion of the restricted shares that will vest at the end of the three-year restricted period depends on achieving the same levels of earnings per share growth and return on invested capital that determine payouts of cash performance awards under the 1997 Long-Term Incentives Plan (“1997 LTIP”) for the three-year performance period ending September 30, 2006. See Long-Term Incentive Plan Awards below.

(7)	Performance-based restricted shares of Common Stock were granted to the Named Executive Officers (except Messrs. McClure and Donlon) on November 22, 2002. The amount in the table is based on the number of shares originally granted, multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange — Composite Transactions reporting system on the date of grant ($15.32 per share). On November 22, 2005, based on the level of achievement of specified performance goals over the three-year restricted period, 77.8% of these shares vested and 22.2% of these shares were forfeited (see Compensation Committee Report on Executive Compensation — Components of ArvinMeritor’s Compensation Plans — Long-Term Incentives).

(8)	Restricted shares of Common Stock were granted to Mr. Donlon on April 20, 2005. The amount in the table is based on the number of shares granted (55,000) multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange — Composite Transactions reporting system on the date of grant ($13.73 per share). Of these shares, 7,500 will vest each year upon Mr. Donlon’s remaining in his current position through April 1, 2006, 2007, 2008 and 2009. The remaining 25,000 of the restricted shares are performance-based and represent a pro rata award that corresponds to the grants described in footnote (6) above.

(9)	Restricted shares of Common Stock were granted to Mr. Baker on July 25, 2005. The amount in the table is based on the number of shares granted (37,500) multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange Composite Transactions reporting system on the date of grant ($18.81). These shares are service-based and will vest in three equal installments upon Mr. Baker’s remaining in his current position through July 25, 2008, 2009 and 2010.

(10)	Long-term incentive payments for fiscal year 2005 were made by the Company in cash with respect to the three-year performance plan that ended on September 30, 2005. Long-term incentive payments for fiscal year 2004 were made by the Company with respect to the three-year performance plan that ended on September 30, 2004. These payments were made in cash and, in the case of Messrs. Gosnell and De La Riva, partially in the form of deferred awards of shares of Common Stock. Deferred stock awards will be delivered after the recipient’s termination of employment with the Company. No long-term incentive payments were made with respect to the performance plan that ended in 2003. See Long-Term Incentive Plan Awards below.

(11)	This column includes (a) amounts contributed for the Named Executive Officers under the Company’s employee savings plan and the related supplemental savings plan; and (b) for Mr. McClure, a special award of $100,000 made in November 2004 (see Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer — Special Award).

Aggregated Option Exercises and Fiscal Year-End Values

The following table shows the number of options exercised and the value realized by the Named Executive Officers during the fiscal year ended September 30, 2005, and the number of shares of Common Stock underlying unexercised options and the value of unexercised in-the-money options held by the Named Executive Officers as of September 30, 2005.

			Number of Shares Underlying Unexercised Options Held At September 30, 2005		Value of Unexercised In-the-Money Options at September 30, 2005 (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles G. McClure, Jr.	0	$0	33,333	66,667	$0	$0
Thomas A. Gosnell	72,000	502,275	105,000	45,000	0	21,000
Juan L. De La Riva	0	0	90,999	41,001	48,206	10,734
James D. Donlon, III	0	0	0	0	0	0
Vernon G. Baker, II	0	0	123,000	30,000	91,030	14,000

(1)	Based on the difference between the exercise price of the options and the closing price of ArvinMeritor Common Stock ($16.72) on the New York Stock Exchange — Composite Transactions reporting system on September 30, 2005.

Long-Term Incentive Plan Awards

The Compensation Committee made awards to key employees, including the Named Executive Officers, under the 1997 LTIP in fiscal year 2005 in the form of target awards under performance plans and performance shares.

Target Awards under Three-Year Performance Plans

In fiscal year 2005, the Compensation Committee established a performance plan under the 1997 LTIP with a three year performance period ending September 30, 2007. The Compensation Committee granted target awards, expressed as cash payments, to key employees of the Company and its subsidiaries, including the Named Executive Officers.

When Mr. Donlon assumed the position of Senior Vice President and Chief Financial Officer in April 2005, the Compensation Committee also made a target award to him under a three year performance plan that had been established in fiscal year 2004 with a performance period ending September 30, 2006. The amount of this target award was pro rated to reflect the fact that he would serve in that position for a portion of the performance period.

The amounts of target awards granted to Named Executive Officers in fiscal year 2005 appear in the table below.

			Estimated Future Payment under Non-Stock Price-Based Plans (1)
Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payment	Minimum	Target (2)	Maximum (2)
Charles G. McClure, Jr.	$1,250,000	10/1/04–9/30/07	$0	$1,250,000	$3,750,000
Thomas A. Gosnell	500,000	10/1/04–9/30/07	0	500,000	1,500,000
Juan L. De La Riva	500,000	10/1/04–9/30/07	0	500,000	1,500,000
James D. Donlon, III	500,000	10/1/04–9/30/07	0	500,000	1,500,000
	330,000	10/1/03–9/30/06	0	330,000	990,000
Vernon G. Baker, II	300,000	10/1/04–9/30/07	0	300,000	900,000

(1)	Potential awards for target and maximum performance are expressed as cash amounts.

(2)	Amounts are stated before application of stock price change modifier, described below.

The Compensation Committee established performance objectives for each performance plan. For the performance period ending in 2007, objectives are based on the Company’s total shareholder return relative to that of a selected group of other automotive suppliers. For the performance plan ending in 2006, objectives are based on targets for earnings per share growth and return on invested capital. Participants earn awards at the end of each three-year period, which may vary from 0% to 300% based on actual performance against target levels, subject to a minimum threshold for payments established by the Compensation Committee. For the performance cycle ending in 2007, no awards will be earned unless the Company’s total shareholder return meets or exceeds the minimum threshold established by the Compensation Committee, i.e., total shareholder return must be at or above the 35th percentile relative to the comparator group of automotive suppliers. For the performance cycle ending in 2006, no awards will be paid unless the Company achieves at least 5% growth in earnings per share. The award payments are further multiplied by the percentage change in the price of ArvinMeritor Common Stock over the three-year period of the performance plan, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of ArvinMeritor Common Stock valued at the fair market value on the last trading day of the week preceding the day the Compensation Committee determines to make payments in the form of shares.

See Summary Compensation Table above for information on payments made with respect to the three-year performance plan that ended September 30, 2005.

Performance Shares

In fiscal year 2005 the Compensation Committee also awarded performance shares under the 1997 LTIP and established a three-year performance period ending September 30, 2007 with respect to these awards. The Compensation Committee granted potential awards, expressed as numbers of shares, to officers of the Company, including the following awards to the Named Executive Officers.

			Estimated Future Payment under Non-Stock Price-Based Plans (1)
Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payment	Minimum	Target	Maximum
Charles G. McClure, Jr.	68,000	10/1/04–9/30/07	0	68,000	136,000
Thomas A. Gosnell	27,000	10/1/04–9/30/07	0	27,000	54,000
Juan L. De La Riva	27,000	10/1/04–9/30/07	0	27,000	54,000
James D. Donlon, III	27,000	10/1/04–9/30/07	0	27,000	54,000
Vernon G. Baker, II	16,000	10/1/04–9/30/07	0	16,000	32,000

(1)	Potential awards for target and maximum performance are expressed as a number of shares of ArvinMeritor Common Stock.

The Compensation Committee established performance objectives with respect to the performance share awards based on the Company’s return on invested capital over the three-year period. Participants earn awards at the end of the three-year period based on actual performance against target levels, subject to a minimum threshold for payments established by the Compensation Committee. Award payments may vary from 0% to 200% of the target award of shares, and no awards will be earned unless the Company’s return on invested capital is at least 9% over the period. Awards are expected to be paid in the form of ArvinMeritor Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of ArvinMeritor’s executive compensation and has furnished the following report.

Compensation Philosophy and Objectives

The Compensation Committee has adopted compensation policies for ArvinMeritor intended to “pay for performance” through meeting three fundamental objectives:

•	foster the creation of shareowner value through close alignment of the financial interests of executives with those of ArvinMeritor’s shareowners,

•	recognize individual and team performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals, and

•	create compensation systems to attract, retain and motivate the high caliber of executives necessary for ArvinMeritor’s leadership and growth.

Employee Stock Ownership

The Compensation Committee believes the focus on “pay for performance” can best be achieved by aligning the financial interests of ArvinMeritor’s key executives with those of its shareowners. Accordingly, it has set minimum Ownership Guidelines to be achieved and maintained. Prior to fiscal year 2005, the Ownership Guidelines required each affected employee to own Common Stock with a market value at least equal to a specified multiple of his or her salary.

In April 2005, after benchmarking the Ownership Guidelines against those of other companies and studying the intended purposes of the program, the Compensation Committee amended the Ownership Guidelines. The amendments reduce the number of employees to whom the Guidelines apply and require affected employees to own a specified number of shares of Common Stock based on his or her salary grade and position with the Company. The primary purposes of the revisions were to mitigate the effects of market volatility on the level of employees’ compliance and to focus stock ownership requirements on those executives in a position to affect the Company’s strategies and direction. The revised Ownership Guidelines require each officer and other executive to own the following number of shares of ArvinMeritor Common Stock:

Minimum Number of Shares Owned
•Chief Executive Officer	250,000
•Business Presidents and Chief Financial Officer	75,000
•Other Executive Officers in Salary Grades 25 and above	50,000
•Other Executive Officers	25,000
•Other Executives subject to the guidelines	10,000

Shares owned directly (including restricted shares of Common Stock) or through savings plans of ArvinMeritor or Rockwell are considered in determining whether an executive meets the Ownership Guidelines. Shares subject to unexercised stock options are not considered. Unearned performance shares are included to the extent of 50% of target awards.

The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends the later of November 2006 or the date that is five years after the date the Ownership Guidelines become applicable to the executive. All ArvinMeritor executives are within the transition period for satisfying the Guidelines. As of October 31, 2005, the chief executive officer and other executive officers owned an aggregate of approximately 808,000 shares of ArvinMeritor Common Stock.

Compensation Strategy

The Compensation Committee carries out its “pay for performance” philosophy by tying each executive’s total compensation to the performance of the Company, major business groups and the individual. Base salaries are set at a level that is competitive with major durable goods manufacturers as well as other automotive suppliers, commensurate with responsibilities and experience. Executives have an opportunity to earn additional compensation through ArvinMeritor’s annual and long-term incentive plans, which provide rewards for superior performance by the individual, major business groups and the Company. A significant portion of each executive’s total potential compensation is performance-based and therefore is at risk, and the value of such at-risk compensation depends on the degree of success in attaining Company, business group and individual performance objectives. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

At the beginning of fiscal year 2005, the Compensation Committee reviewed data compiled by Towers Perrin, independent compensation consultants retained to advise the Committee and management (the “consultants”), from competing companies and reference data for a broader group of industrial companies with which the Company may compete for talented executives, in determining executive compensation for the year. The data reviewed included data from ten of the eleven companies included in the peer group of companies used to compare ArvinMeritor’s shareowner return (see Shareowner Return Performance Presentation below).

The Compensation Committee believes it is appropriate to enter into agreements with executive officers relating to certain terms of their employment, to motivate key individuals to continue their services and to provide incentives to attract candidates for officer positions. The agreements with the Named Executive Officers are described under the heading Agreements with Named Executive Officers below, immediately following this report.

Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of $1 million paid in any taxable year to the Named Executive Officers unless the compensation is “performance based.” Awards under the Incentive Compensation Plan and the 1997 LTIP, as currently in effect, are designed to be “performance based” for purposes of Section 162(m) and would not generally be subject to the limit on deductibility. However, base salaries, awards under the 1997 LTIP prior to amendments adopted in 2004, and special employment, retention and other incentive awards for certain executives (see Agreements with Named Executive Officers below) do not qualify as “performance based” compensation for this purpose. The Compensation Committee’s policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of ArvinMeritor and its shareowners.

Mr. McClure’s non-performance based compensation in fiscal year 2005 exceeded $1 million. (See the columns under the headings “Salary,” “Bonus,” “Restricted Stock Awards,” “Long-Term Incentive Payments” and “All Other Compensation” in the table under Executive Compensation — Summary Compensation Table above.) The excess was paid in the form of cash and will not be deductible by the Company.

Components of ArvinMeritor’s Compensation Plans

The primary components of ArvinMeritor’s executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

•Base Salary — In the early part of fiscal year 2005, the Compensation Committee established the base salaries of the Company’s senior executives, including Messrs. Gosnell, De La Riva and Baker, upon recommendations of Mr. McClure and ArvinMeritor’s senior human resources executives. The recommended base salaries were developed based on survey data and the consultants’ reports, on individual performance, on judgments as to the expected future contributions of the individual senior executives, and on economic and business conditions affecting the Company at the time of the evaluation. Base salaries also reflect the number of years of experience that each executive had in his or her current position. Because of conditions in the automotive industry and the Company’s efforts to contain its costs, any applicable base salary adjustments for employees, including certain of the Named Executive Officers, were delayed for six months and were made effective on August 1, 2005. Mr. Donlon’s base salary was established by the Compensation Committee at the time of his hire in April 2005, based on survey data and his expected contributions to the Company.

The Compensation Committee separately determined the salary for Mr. McClure, the Chief Executive Officer, in July 2004 (as discussed below).

The salaries earned by the Named Executive Officers in fiscal year 2005 are shown in the column under the heading “Salary” in the table under Executive Compensation — Summary Compensation Table above.

•Annual Incentives — Near the beginning of fiscal year 2005, the Compensation Committee and the Board of Directors reviewed with Mr. McClure the corporate goals and objectives for that year. These goals and objectives, which were tied to creating shareowner value, included measurable financial goals for the fiscal year as well as strategic objectives that require more subjective assessments. The financial goals for fiscal year 2005 included targets for after-tax profit and performance working capital, measured against an operating plan established at the beginning of the fiscal year. ArvinMeritor’s strategic objectives were exceeding customer expectations, outperforming the competition, developing an employee-valued culture, building supplier relationships and enhancing social responsibility. In addition, separate goals and objectives were developed for each of the business groups, tailored to its particular operations, and for each individual. It is intended that incentive compensation be awarded at or above 100% of stated target levels when corporate, business group and individual goals and objectives are achieved. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance.

In assessing Company performance for fiscal year 2005, the Compensation Committee focused on attainment of the measurable financial objectives for the year. For purposes of calculating annual incentive awards for fiscal year 2005, the Committee determined to eliminate the effects of certain non-recurring items that were recorded during the award period, including restructuring charges, increases in environmental remediation costs at facilities that were inherited from predecessor companies and were never part of the Company’s operations, costs associated with a debt exchange, losses resulting from an unforeseeable customer bankruptcy and an unusual reduction in the Company’s tax rate (the “adjustments”). After-tax profit (after making the adjustments) was 92.5%, and performance working capital as a percent of sales was 101.1%, of the 2005 annual operating plan. As a result, and after taking into account achievement of business group and individual goals as well, the Committee made incentive compensation awards to the Named Executive Officers, as shown in the column headed “Bonus” in the table under Executive Compensation — Summary Compensation Table above, and other key employees of the Company for fiscal year 2005. The Company performance portion of such awards was 9.25% below the 100% of stated target levels for executive compensation.

•Long-Term Incentives — ArvinMeritor’s long-term incentive plans provide the flexibility to grant long-term incentives in a variety of forms, including target performance awards, stock options, stock appreciation rights, performance shares, restricted share units and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the types of long-term incentives it believes are most likely to achieve ArvinMeritor’s total compensation objectives.

In fiscal year 2005, the Compensation Committee provided long-term incentives to executive officers one-half through grants of performance shares and one-half through awards under long-term performance plans. Other executives’ and key employees’ long-term incentives were provided through an equal combination of grants of service-based restricted shares, performance shares and awards under long-term performance plans. The Compensation Committee believes that these allocations provided appropriate incentives for achievement of the Company’s goals, aligned the interests of executives with the interests of shareowners and provided a means of increasing Common Stock ownership.

In accordance with these practices, long-term incentives granted to the Named Executive Officers in fiscal year 2005 included the components discussed in the following subsections. The Compensation Committee separately determined the awards to the Chief Executive Officer (as discussed below). For individual grants to other executives, the Compensation Committee reviewed recommendations from Mr. McClure and also considered relevant survey data, the consultants’ reports and the individual officers’ anticipated future contributions.

Performance Plan Awards. In fiscal year 2005, the Compensation Committee established a performance plan under the 1997 LTIP with a three-year performance period ending September 30, 2007, and set target performance awards thereunder for executives, including the Named Executive Officers. Under the performance plan, potential compensation depends on achieving specified levels of total shareholder return compared to that of other automotive suppliers, as modified by the change in the price of ArvinMeritor Common Stock during the term of the performance period. (See Executive Compensation — Long-Term Incentive Plan Awards above.)

In fiscal year 2003, the Compensation Committee granted key executives long-term incentives one-third each through stock option grants, grants of performance-based restricted shares, and awards under a three-year performance plan established under the 1997 LTIP, as then in effect. The Committee established the same performance objectives for the performance-based restricted shares and the performance plan, in each case based on earnings per share growth and cash flow/return on investment. The Committee had discretion as to the treatment of certain nonrecurring items in calculating the level of achievement of these objectives and determined, for this purpose, to eliminate the effects of the adjustments noted above under “Annual Incentives.” Based on achievement of the performance goals relating to earnings per share for continuing operations (after giving effect to the adjustments) and cash flow/return on investment for the three-year performance period ended September 30, 2005, 77.8% of these performance-based restricted shares awarded to the Named Executive Officers (except Mr. Donlon) and other officers vested and the remainder of these shares was forfeited. Based on the same calculation of levels of achievement of the performance goals, as modified by the change in the price of ArvinMeritor Common Stock during the performance period, the Compensation Committee made long-term incentive awards to the Named Executive Officers (except Mr. Donlon) and other executives with respect to this performance plan. (See the columns headed “Restricted Stock Awards” and “Long-Term Incentive Payments” and the related footnotes in the table under Executive Compensation — Summary Compensation Table above.)

Performance Shares. In fiscal year 2005, the Compensation Committee granted performance shares to executive officers, including the Named Executive Officers. The number of shares of ArvinMeritor Common Stock that will be delivered at the end of the three-year period depends on the achievement of performance objectives based on improvement in the Company’s return on invested capital over the three-year period. (See Executive Compensation — Long-Term Incentive Plan Awards above).

Compensation of the Chief Executive Officer

•Base Salary — Mr. McClure’s salary was $1,000,000 throughout fiscal year 2005. The Compensation Committee believes that this base salary is in line with its compensation philosophy and appropriately reflects the responsibilities of the Company’s Chief Executive Officer.

•Special Award — The Board of Directors made a special award of $100,000 to Mr. McClure in fiscal year 2005 in recognition of the progress he made in the first few months of his service as chief executive officer.

•Annual Incentives — In accordance with the Compensation Committee’s assessment of the Company’s financial performance in the past year (described above in this report under the heading Components of ArvinMeritor’s Compensation Plans — Annual Incentives), Mr. McClure was awarded annual incentive compensation of $883,560 for fiscal year 2005 under the terms of the Incentive Compensation Plan. This award was paid in cash.

•Long-Term Incentives — In early 2005, the Compensation Committee granted to Mr. McClure performance shares and target performance awards under the performance plan established in fiscal 2005 for the three-year performance period ending September 30, 2007. In determining the number of performance shares and the amount of the target awards granted, the Compensation Committee considered the consultants’ advice and the value of long-term incentives provided by other companies, as reported in surveys. The Compensation Committee also considered Mr. McClure’s total compensation, as well as his past and then expected future contributions to the achievement of ArvinMeritor’s long-term performance goals.

In August 2004, when Mr. McClure assumed the role of chief executive officer, the Compensation Committee granted him 15,000 performance-based restricted shares and a target performance award for the performance period ending September 30, 2005 (see Agreements with Named Executive Officers below). These awards represented approximately one-third of the performance period for the grants made to key executives in fiscal year 2003. Based on the same criteria applicable to other executives in connection with the 2003 grants (see Components of ArvinMeritor’s Compensation Plans — Long-Term Incentives above), 11,986 of the restricted shares vested, and the Compensation Committee made a long-term incentive award of $119,800 to Mr. McClure with respect to this target performance award. The performance award was paid in the form of cash.

For further information on these grants and awards to Mr. McClure, see the columns headed “Bonus,” “Restricted Stock Awards,” “Long-Term Incentive Payments” and “All Other Compensation” and the related footnotes in the table under Executive Compensation — Summary Compensation Table, and the tables under Executive Compensation — Long-Term Incentive Plan Awards above.

•Board Review of Chief Executive Officer Compensation — The Board in executive session (when Mr. McClure was not present) received and discussed the Compensation Committee’s evaluation of the Company’s and Mr. McClure’s performance in the 2005 fiscal year. The Board also reviewed the Compensation Committee’s decision to make an annual incentive award to Mr. McClure for that year and the long-term incentives granted to him in the form of performance shares and target performance awards.

Summary

The Committee believes that ArvinMeritor’s compensation plans are consistent with the Company’s strategic objectives and that they enable the Company to attract, retain and motivate highly qualified individuals, providing appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as deemed necessary and appropriate to achieve their stated objectives, as well as to take into account systemic changes in leading compensation practices. It also monitors these programs and changes them in recognition of the dynamic, global marketplace in which ArvinMeritor competes for talent.

Compensation and Management Development Committee

James E. Marley, Chairman
Joseph P. Flannery
Charles H. Harff
William R. Newlin
Andrew J. Schindler

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Messrs. Gosnell, De La Riva and Baker each received and accepted an employment letter during fiscal year 2003. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive will receive any accrued and unpaid compensation; monthly severance pay for a period of 18 to 36 months (depending on years of service); pro rata participation in the current year annual bonus and in the cash portion of existing long-term incentive cycles; continuation of benefits (other than long-term and short-term disability coverage) and savings plan participation throughout the severance period; full vesting of all stock options at the end of the severance period; extension of exercise period for stock options for three months after the end of the severance period (but not beyond the original option expiration date); pro rata vesting of restricted shares based on the portion of the restricted period that has elapsed as of the end of the severance period; outplacement services; and gross-up for any excise tax imposed. The executives also agreed to an 18-month non-compete and non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of disputes.

In fiscal year 2005, the Company entered into supplements to the employment letters with Messrs. Gosnell and De La Riva, providing for special retention incentives. Under these supplements, each of them will receive a cash payment in the amount of (a) $750,000 if he remains continuously employed by ArvinMeritor for the period through September 30, 2006 but not through September 30, 2007, or (b) $1 million if he remains continuously employed by ArvinMeritor for the period through September 30, 2007. If either of them dies, is disabled for a period of 12 months, or is terminated without cause prior to September 30, 2007, he (or his designated beneficiary) would receive a cash payment of $1 million. If either of them is terminated with cause, he forfeits any right to a retention incentive payment.

In connection with his assuming the position of Chairman of the Board, Chief Executive Officer and President on August 9, 2004, Mr. McClure accepted an employment letter with terms similar to those of the other Named Executive Officers. However, if Mr. McClure is terminated without cause in the first five years of his employment, he is entitled to 24 months of base salary; two years of annual incentive awards at the targeted level; immediate vesting of the stock options and service-based restricted shares granted to him at the time of his initial employment; and vesting of his accrued benefit under the Company’s retirement plan. After the end of the five-year period, Mr. McClure will be subject to substantially the same severance provisions as other officers, as described above. Further, in order to provide a comparable benefit to that provided by his former employer, Mr. McClure will earn two years of credited service under the Company’s retirement plan for each year served. Mr. McClure was also granted stock options, restricted stock and target awards for two ongoing three-year cash performance plans under the 1997 LTIP (see the columns headed “Restricted Stock Awards,” “Stock Underlying Options” and “Long-Term Incentive Payments” in the table under Executive Compensation — Summary Compensation Table above).

In connection with his assuming the position of Senior Vice President and Chief Financial Officer on April 1, 2005, Mr. Donlon accepted an employment letter with terms similar to those of the other Named Executive Officers. Mr. Donlon was also provided full participation in the annual bonus under the Incentive Compensation Plan for 2005, and was granted shares of performance-based and service-based restricted stock, performance shares and target awards for two ongoing three-year cash performance plans under the 1997 LTIP (as reported under the columns headed “Annual Bonus” and “Restricted Stock Awards” in the table under Executive Compensation — Summary Compensation Table and in the tables under Executive Compensation — Long-Term Incentive Plan Awards above). Under the terms of the agreement, the service-based restricted stock would vest in full in the event his employment were terminated without cause, while the other awards would be subject to pro ration based on the portion of the vesting period during which he was employed by the Company.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

The line graph below compares the cumulative total shareowner return on an investment in ArvinMeritor’s common stock against the cumulative total return of the S&P 500 and a peer group of companies for the period from October 1, 2000 to September 30, 2005, assuming a fixed investment of $100 at the respective closing prices on the last day of each fiscal year and reinvestment of all cash dividends.

Comparison of Total Return
Common Stock, S&P 500 Index1 and Peer Group Index2

(1)	Standard & Poor’s 500 Market Index.

(2)	We believe that a peer group of representative independent automotive suppliers of approximately comparable size and products to ArvinMeritor is appropriate for comparing shareowner return. The peer group consists of Borg-Warner Automotive, Inc., Cummins Inc., Dana Corporation, Delphi Corporation, Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Superior Industries International, Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation. This peer group is the same as the group utilized in the performance chart in last year’s proxy statement.

RETIREMENT BENEFITS

Arvin and Meritor had separate defined benefit retirement plans covering their respective employees, and we assumed these plans at the time of the merger of the two companies into ArvinMeritor. These separate retirement plans were superseded by an integrated ArvinMeritor plan, effective January 1, 2001.

The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under our retirement plan, which covers most of our officers and other salaried employees on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company. The plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary.

	Estimated Annual Retirement Benefits for Years of Service Indicated
Average Annual Earnings	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 500,000	$72,803	$109,205	$145,607	$182,008	$218,410	$254,811
1,000,000	147,803	221,705	295,607	369,508	443,410	517,311
1,500,000	222,803	334,205	445,607	557,008	668,410	779,811
2,000,000	297,803	446,705	595,607	744,508	893,410	1,042,311
2,500,000	372,803	559,205	745,607	932,008	1,118,410	1,304,811
3,000,000	447,803	671,705	895,607	1,119,508	1,343,410	1,567,311
3,500,000	522,803	784,205	1,045,607	1,307,008	1,568,410	1,829,811

Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the new plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. Our new plan credits participants for service earned with ArvinMeritor, Arvin, Meritor and Rockwell, as applicable. The credited years of service of Messrs. McClure, Gosnell, De La Riva, Donlon and Baker are 2, 26, 11, 0 and 6, respectively. Under the terms of Mr. McClure’s employment agreement, he earns two years of credited service for each year served (see Agreements with Named Executive Officers above).

The new plan includes “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the new plan and those earned under the predecessor plans prior to January 1, 2001.

Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a supplemental plan that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the applicable retirement plan that may be above the limits under these sections. Effective January 1, 2001, this new supplemental plan replaced separate supplemental plans of Arvin and Meritor.

New non-union employees hired on or after October 1, 2005 do not participate in the defined benefit retirement plans. Instead, defined contributions are made by the Company to the accounts of these employees in the ArvinMeritor savings plans.

AUDIT COMMITTEE REPORT

The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of ArvinMeritor. The Audit Committee’s function is more fully described in its charter, which is available in the section headed “Investors — Corporate Governance” on the ArvinMeritor website (www.arvinmeritor.com).

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2005 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed written communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 2, “An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements,” and applicable Securities and Exchange Commission rules.

The discussions with Deloitte also included the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ArvinMeritor’s Annual Report on Form 10-K for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

Audit Committee

William D. George, Jr., Chairman
David W. Devonshire
Richard W. Hanselman
Charles H. Harff
Victoria B. Jackson

INDEPENDENT ACCOUNTANTS’ FEES

During the last two fiscal years, Deloitte & Touche LLP billed ArvinMeritor and its subsidiaries the following fees for its services:

	Fiscal Year Ending September 30,
	2004	2005
Audit fees (a)	$4,172,000	$8,262,000
Audit-related fees (b)	172,000	1,534,000
Tax fees (c)	3,152,000	2,525,000
All other fees (d)	100,000	100,000
TOTAL	$7,596,000	$12,421,000

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Includes fees for employee benefit plan audits and due diligence services.

(c)	Includes fees for tax consulting and compliance.

(d)	Includes fees for human resources consulting and compilation services.

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related, tax and other services provided by Deloitte in fiscal years 2004 and 2005 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of the Board of Directors of ArvinMeritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for ArvinMeritor since the merger and acted as auditors for Meritor from its inception.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for ArvinMeritor and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2006 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for ArvinMeritor, which is presented as item (2).

VOTE REQUIRED

At the 2006 Annual Meeting, the four nominees who receive the greatest number of votes for election as Class III directors, and the nominee who receives the greatest number of votes for election as a Class I director, in each case cast by the holders of ArvinMeritor Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. To approve the selection of auditors, more votes must be cast in favor of the proposal than are cast against it, a quorum being present. The presence, in person or by proxy, of the holders of at least a majority of the shares of ArvinMeritor Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum.

Under Indiana law and our Restated Articles of Incorporation and By-Laws, the aggregate number of votes cast “for” and “against” by all shareowners present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast “for” such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors or approval of the selection of auditors (assuming a quorum is present).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1) and (2) of the accompanying Notice of 2006 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of ArvinMeritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in ArvinMeritor securities in fiscal year 2005, with the following exception:

•	On August 9, 2005, 25,532 shares of Mr. McClure’s restricted common stock vested. A portion of the shares should have been withheld by the Plan Administrator and returned to the Company at that time, to fund payment of required withholding taxes. The shares were withheld by the Plan Administrator and returned to the Company, and the transaction was reported to Mr. McClure, on October 10, 2005, and a Form 4 reporting the transaction was filed the following day.

ANNUAL REPORTS

Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2005, was mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by ArvinMeritor. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation.

SHAREOWNER PROPOSALS FOR 2007 ANNUAL MEETING

Under the rules and regulations of the SEC, shareowner proposals for the 2007 Annual Meeting of Shareowners must be received on or before August 18, 2006, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2007 Annual Meeting of Shareowners, other than through inclusion in our proxy materials, to notify our Secretary in writing at the above address on or after October 3, 2006 and on or before November 2, 2006.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures for shareowners to communicate directly with the non-management members of the Board of Directors on a confidential basis. If you are a shareowner, you can contact the Board by mail at: ArvinMeritor Board of Directors, 330 East Maple Road, PMB 335, Birmingham, MI 48009. All communications made by this means will be received directly by the Chairman of the Corporate Governance and Nominating Committee and will not be screened or reviewed by any ArvinMeritor personnel.

If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly, on a confidential basis, by mail at: ArvinMeritor Audit Committee, 330 East Maple Road, PMB 315, Birmingham, MI 48009, or by e-mail at “audit.committee@arvinmeritor.com.” All communications made by these means will be received directly by the Chairman of the Audit Committee and will not be screened or reviewed by any ArvinMeritor personnel.

December 16, 2005

If your ArvinMeritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on January 31, 2006, please be sure to bring proper identification, and request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

•	indicating your desire to attend the meeting when you grant your proxy via our telephone or Internet voting procedures; or

•	writing to us at the following address:

ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084
Attention: Secretary

If your shares are not registered in your own name and you would like to attend the meeting, please bring proper identification and evidence of your ArvinMeritor share ownership with you to the meeting. You should be able to obtain evidence of your ArvinMeritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
ARVINMERITOR, INC. 2135 W. MAPLE ROAD TROY, MI 48084	INTERNET - https://www.proxyvote.com/arm • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.

TELEPHONE - 1-800-690-6903 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.

MAIL
•   Mark, sign and date your proxy card.
•   Detach your proxy card.
•   Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARVIN1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARVINMERITOR, INC.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (1) and (2).

						For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	The election of directors: Nominees for a term expiring in 2009:
	01 - Joseph B. Anderson, Jr. 02 - David W. Devonshire 03 - Victoria B. Jackson 04 - James E. Marley Nominee for a term expiring in 2007: 05 - Richard W. Hanselman					0	0	0

Vote on Proposal			For	Against	Abstain

2.	The selection of auditors		0	0	0

NOTE: Please sign, date and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.

For address changes, please check this box and write them on the back where indicated				0

Please indicate if you plan to attend this meeting				0	0
				Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)				Date

ARVINMERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE, and/or FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, William D. George, and Charles G. McClure, Jr., jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at ArvinMeritor’s World Headquarters, 2135 West Maple Road, Troy, Michigan 48084, on January 31, 2006, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the ArvinMeritor, Inc. Savings Plan and the ArvinMeritor, Inc. Employees Savings Plan, and provides directions to Fidelity Management Trust Company, Trustee, to vote shares of common stock of the Company allocated to accounts of the undersigned under the various Rockwell Automation, Inc. Savings Plans (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, and Rockwell Automation Retirement Savings Plan for Represented Hourly Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:

•     the proxies will vote all such shares owned of record FOR the election of directors and FOR proposal (2) and will vote as they deem proper on such other matters as may properly come before the meeting;

•     Fidelity Management Trust Company, as Trustee, will not vote any such shares allocated to the Rockwell Automation Savings Plan accounts of the undersigned for which voting instructions are not received; and

•     T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the ArvinMeritor Savings Plan and Employee Savings Plan accounts of the undersigned on proposals (1) and (2) in the same manner and proportion as shares for which voting instructions are received.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope